Exhibit 99.1

99.1	Text of Amendment to Bylaws of adopted November 13, 2014:

The Board of Directors adopts the following as a new Bylaw of the Company to be effective immediately and to be numbered as Article VIII Miscellaneous, 8.6 of the Bylaws of the Company:

8.6 Sole and Exclusive Forum in Certain Actions. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court having personal jurisdiction over the indispensible parties named as defendants.